Filed Pursuant to Rule 424(b)(2)
Registration No. 333-206177

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer of sale is not permitted.

Subject to Completion, dated May 7, 2018

P R E L I M I N A R Y  P R O S P E C T U  S   S U P P L E M E N T

(To Prospectus dated August 6, 2015)

$

Consolidated Edison Company of New York, Inc.

$                 % Debentures, Series 2018 A due

$                 % Debentures, Series 2018 B due

This is a public offering by Consolidated Edison Company of New York, Inc. of $             of Series 2018 A Debentures due                  (the “2018 A Debentures”) and $             of Series 2018 B Debentures due                 (the “2018 B Debentures” and, together with the 2018 A Debentures, the “Debentures”).

Interest on the Debentures is payable initially on November 15, 2018 and thereafter semi-annually on May 15 and November 15 in each year. We may redeem some or all of the Debentures at our option at any time as described in this prospectus supplement.

The Debentures will be unsecured obligations and rank equally with our other unsecured debt securities that are not subordinated obligations. The Debentures will be issued only in registered form in denominations of $2,000 and in integral multiples of $1,000 thereof.

Investing in the Debentures involves risks. See “Risk Factors” on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 2018 A Debenture		Total	Per 2018 B Debenture		Total
Initial public offering price		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to Consolidated Edison Company of New York, Inc.		%	$		%	$

The initial public offering prices set forth above do not include accrued interest, if any. Interest on the Debentures will accrue from May    , 2018 and must be paid by the purchaser if the Debentures are delivered after May    , 2018.

The underwriters expect to deliver the Debentures to purchasers through The Depository Trust Company on or about May    , 2018.

Joint Book-Running Managers

Barclays
BofA Merrill Lynch
Wells Fargo Securites
BNY Mellon Capital Markets, LLC
Scotiabank
SMBC Nikko
US Bancorp

Co-Managers

May    , 2018

IN THIS PROSPECTUS SUPPLEMENT, THE “COMPANY” AND “CON EDISON OF NEW YORK,” “WE,” “US” AND “OUR” REFER TO CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.  IN ADDITION, WE REFER TO THE     % DEBENTURES, SERIES 2018 A DUE                  AS THE “2018 A DEBENTURES” AND THE     % DEBENTURES, SERIES 2018 B DUE                 AS THE “2018 B DEBENTURES.” THE TERM “DEBENTURES” REFERS TO BOTH THE 2018 A DEBENTURES AND THE 2018 B DEBENTURES.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus (together, the “prospectus”) and in any written communication from us or the underwriters specifying the final terms of the offering. We have not and the underwriters have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not and the underwriters are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement is current only as of the date of this prospectus supplement.

Prospectus Supplement

RISK FACTORS

You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 (which description is incorporated by reference herein), as well as the other information contained or incorporated by reference herein before making a decision to invest in our debt securities. See “Incorporation by Reference,” below. Our business is influenced by many factors that are difficult to predict, that are often beyond our control and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “Commission”) allows the “incorporation by reference” herein of the information we file with the Commission. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information.

We are incorporating by reference herein the following Con Edison of New York documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018; and

•	Current Reports on Form 8-K, dated January 8, 2018 and January 17, 2018.

We are also incorporating by reference herein any additional documents that we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) until the termination of the offering of the securities.

THE COMPANY

The Company, incorporated in New York State in 1884, is a subsidiary of Consolidated Edison, Inc. Our principal executive offices are located at 4 Irving Place, New York, New York 10003. Our telephone number is (212) 460-4600.

The Company provides electric service in all of New York City (except a part of Queens) and most of Westchester County, an approximately 660 square mile service area with a population of more than nine million. We also provide gas service in Manhattan, the Bronx, parts of Queens and most of Westchester County, and steam service in parts of Manhattan.

USE OF PROCEEDS

We anticipate using the net proceeds received by us from the sale of the Debentures for general corporate purposes, including repayment of short-term debt bearing interest at variable rates. At May 4, 2018, the weighted average annualized yield for our commercial paper that was outstanding was 2.19 percent.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Con Edison of New York’s ratio of earnings to fixed charges for the periods indicated:

For the Three Months Ended March 31,	Year Ended December 31,
2018	2017	2016	2015	2014	2013
3.9	3.7	3.6	3.6	3.8	3.7

The ratio of earnings to fixed charges has been computed based upon net income plus income tax and fixed charges. Fixed charges include interest on long-term debt and other interest expense, amortization of debt expense, discount and premium, and a reasonable approximation of the interest component of rentals. See Exhibit 12.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 for statements setting forth the computation of the ratio of earnings to fixed charges for the periods indicated above.

DESCRIPTION OF DEBENTURES

General

The 2018 A Debentures and the 2018 B Debentures each will be a new series of debt securities. The 2018 A Debentures will be issued in an initial aggregate principal amount of $                . We may at any time, without the consent of the holders of the 2018 A Debentures, issue additional 2018 A Debentures that will be part of the same series of debt securities as, rank equally and ratably with, and have the same interest rate, maturity and other terms (except for the issue date, the issue price and, if applicable, the first interest payment date) as, the 2018 A Debentures being offered hereby. The 2018 B Debentures will be issued in an initial aggregate principal amount of $                . We may at any time, without the consent of the holders of the 2018 B Debentures, issue additional 2018 B Debentures that will be part of the same series of debt securities as, rank equally and ratably with, and have the same interest rate, maturity and other terms (except for the issue date, the issue price and, if applicable, the first interest payment date) as, the 2018 B Debentures being offered hereby. If any such additional Debentures of a particular series are not fungible for U.S. federal income tax purposes with the Debentures of that series being offered hereby, such additional Debentures will be issued under a different CUSIP number than the Debentures of that series offered hereby.

The 2018 A Debentures will mature on                 . The 2018 B Debentures will mature on                 . We may redeem the Debentures prior to maturity as set forth below.

Additional information describing the Debentures and the Indenture under which they are to be issued is included in “Description of Debt Securities” in the accompanying prospectus.

Interest

We will pay interest on the Debentures at the rate per annum stated on the first page of this prospectus supplement in the title of each particular series. Interest on the Debentures will accrue from May     , 2018 or from the most recent interest payment date to which interest has been paid. Interest on the Debentures is payable initially on November 15, 2018 and thereafter semi-annually on May 15 and November 15 each year to holders of record at the close of business on the last day, whether or not a business day, of the calendar month next preceding such interest payment date, except as otherwise provided in the Indenture.

Redemption at Our Option

At any time prior to                 (the “2018 A Par Call Date”), we may redeem the 2018 A Debentures in whole or in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2018 A Debentures being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2018 A Debentures matured on the 2018 A Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus         basis points, plus, in each case, accrued interest on the principal amount being redeemed to, but not including, the redemption date. At any time on or after the 2018 A Par Call Date, we may redeem the 2018 A Debentures in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2018 A Debentures being redeemed plus accrued interest on the principal amount being redeemed to, but not including, the redemption date.

At any time prior to                 (the “2018 B Par Call Date”), we may redeem the 2018 B Debentures in whole or in part, at our option, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2018 B Debentures being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2018 B Debentures matured on the 2018 B Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus         basis points, plus, in each case, accrued interest on the principal amount being redeemed to, but not including, the redemption date. At any time on or after the 2018 B Par Call Date, we may redeem the 2018 B Debentures in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the 2018 B Debentures being redeemed plus accrued interest on the principal amount being redeemed to, but not including, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the Debentures being redeemed (assuming for this purpose that the 2018 A Debentures matured on the 2018 A Par Call Date and the 2018 B Debentures matured on the 2018 B Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than five of such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, and two other primary U.S. Government securities dealers in the United States (each, a “Primary Treasury Dealer”) selected by us. If any Reference Treasury Dealer shall cease to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to such Comparable Treasury Price for such redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of Debentures to be redeemed.

Unless we default in payment of the redemption price, on or after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

Book-Entry Only

The Depository Trust Company (the “Depositary”), New York, NY, will act as securities depository for the Debentures. The Debentures will be issued as fully-registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee) or such other name as may be requested by an authorized representative of the Depositary. One or more fully-registered global certificates (each a “Global Security”) will be issued for each series of the Debentures, in the aggregate principal amount of such Debentures, and will be deposited with the Trustee on behalf of the Depositary.

The Depositary has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended.

The Depositary holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that the Depositary’s participants (“Direct Participants”) deposit with the Depositary. The Depositary also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depositary, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The Depositary’s Rules applicable to its participants are on file with the Commission. More information about the Depositary can be found at www.dtcc.com, but this information is not incorporated herein by reference.

Purchases of the Debentures under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for the Debentures on the Depositary’s records. The ownership interest of each actual purchaser of each Debenture, or beneficial owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

To facilitate subsequent transfers, all Debentures deposited by Direct Participants with the Depositary are registered in the name of the Depositary’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of the Depositary. The deposit of the Debentures with the Depositary and their registration in the name of Cede & Co. or such other Depositary nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Debentures; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to its Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to the Depositary. If less than all of the Debentures are being redeemed, the Depositary’s practice is to determine by lot the amount of each Direct Participant’s interest in the issue to be redeemed.

Neither the Depositary nor Cede & Co. (nor any other Depositary nominee) will consent or vote with respect to the Debentures unless authorized by a Direct Participant in accordance with the Depositary’s applicable procedures. Under its usual procedures, the Depositary mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments on the Debentures will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts upon the Depositary’s receipt of funds and corresponding detailed information from the Company, the Trustee or any paying agent or the registrar for the Debentures, on the payable date in accordance with their respective holdings shown on the Depositary’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants and not of the Depositary or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Company, disbursement of such payments to Direct Participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company, the Company will issue Debentures in definitive form in exchange for each Global Security representing such Debentures. In such event, an owner of a beneficial interest in such Global Security will be entitled to physical delivery in definitive form of Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in definitive form will be issued as registered Debentures in denominations of $2,000 and in integral multiples of $1,000 thereof.

The information in this section concerning the Depositary and the Depositary’s book-entry has been obtained from sources that the Company believes to be reliable, but none of the Company or the underwriters take any responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following, subject to the limitations set forth below, describes the material U.S. federal income tax considerations of ownership and disposition of the Debentures. This discussion applies only to Debentures held as capital assets (generally, assets held for investment) by those initial holders who purchase Debentures at their “issue price,” which will equal the first price at which a substantial amount of the Debentures is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities that have elected the mark-to-market method of accounting, certain former citizens or long-term residents of the United States, persons holding Debentures as part of a straddle, hedge or other integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, pass-through entities, partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, persons required to accelerate the recognition of any item of gross income with respect to the Debentures as a result of such income being recognized on an “applicable financial statement” within the meaning of section 451 of the Code, or persons subject to the alternative minimum tax or the Medicare tax imposed on certain net investment income. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Debentures, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of partnerships considering an investment in Debentures are urged to consult their tax advisers as to the particular U.S. federal income tax consequences to them of holding and disposing of the Debentures. Further, this discussion does not address the U.S. federal estate and gift tax or the state, local and foreign tax consequences of holding and disposing of the Debentures.

Prospective investors are urged to consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, or any applicable income tax treaties.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of Debentures that is: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of section 7701(a)(30) of the Code can control all substantial decisions of the trust or (2) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Payments of Interest

Stated interest paid on Debentures generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. If, as anticipated, the Debentures are sold in this offering at par, or at a de minimis discount from par, then the Debentures will not bear original issue discount for U.S. federal income tax purposes. For this purpose, discount is considered de minimis if it is less than 0.25% of the stated redemption price at maturity of the Debentures (generally, their principal amount) multiplied by the number of complete years to maturity from their original issue date.

Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures

Upon the sale, exchange, retirement or other taxable disposition of Debentures, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other disposition and the U.S. Holder’s tax basis in the Debentures at that time. For these purposes, the amount realized generally will include the sum of the cash and the fair market value of any property received in exchange for Debentures. However, the amount realized does not include any amount attributable to accrued but unpaid interest, which will be treated as ordinary interest income, as described above in “Payments of Interest”, to the extent not previously included in income by the U.S. Holder. A U.S. Holder’s tax basis in Debentures generally will equal the cost of the Debentures to the U.S. Holder. Gain or loss realized on the sale, exchange, retirement or other disposition of Debentures generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or disposition Debentures have been held for more than one year. Under current law, long-term capital gains of certain non-corporate holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information returns generally will be filed with the Internal Revenue Service (the “IRS”) in connection with payments on the Debentures and the proceeds from a sale or other disposition of the Debentures. A U.S. Holder generally will be subject to backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of Debentures that is an individual, corporation, estate or trust that is not a U.S. Holder (as defined above).

Payments of Interest

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury regulations thereunder, commonly referred to as “FATCA,” payments of interest on the Debentures by the Company or any applicable withholding agent to any Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided, among other things, that: (a) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (b) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership; and (c) the Non-U.S. Holder either (x) certifies on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), under penalties of perjury, that it is not a United States person or (y) holds the Debentures through certain foreign intermediaries and satisfies the certification requirements of the applicable Treasury regulations.

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the Debentures. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the Debentures is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption or reduction and complies with any other applicable procedures.

Sale, Exchange, Retirement or Other Taxable Disposition of the Debentures

Subject to the discussions below of backup withholding and FATCA, a Non-U.S. Holder of Debentures generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of Debentures, unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise; or

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a Non-U.S. Holder described in (i) above, you generally will be subject to tax as described below in “—U.S. Trade or Business”. If you are a Non-U.S. Holder described in (ii) above, you generally will be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from the sale, exchange, retirement or other taxable disposition, which may be offset by certain U.S. source capital losses.

U.S. Trade or Business

If a Non-U.S. Holder of Debentures is engaged in a trade or business in the United States and if income or gain on Debentures is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax on interest discussed above, generally will be taxed on such income or gain in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. The Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax on interest. In addition to regular U.S. federal income tax, Non-U.S. Holders that are corporations may be subject to a U.S. branch profits tax on their effectively connected earnings and profits, subject to adjustments, at a 30% rate (or a lower treaty rate, if any). Non-U.S. Holders engaged in a trade or business in the United States should consult their tax advisers with respect to other U.S. tax consequences of the ownership and disposition of Debentures.

Information Reporting and Backup Withholding

Information returns generally will be filed with the IRS in connection with payments of interest on the Debentures. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the Debentures, and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the Debentures or on the proceeds from a sale or other disposition of the Debentures. Compliance with the certification procedures required as to non-U.S. status in order to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

FATCA

FATCA, when applicable, will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S. source interest and gross proceeds from the sale of certain securities producing such U.S. source interest made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders or (ii) certain “non-financial foreign entities” unless they certify that they do not have any “substantial United States owners” (as defined in the Code) or furnish identifying information regarding each substantial United States owner (generally by providing an IRS Form W-8BEN-E). In certain circumstances, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from these rules, which exemption is typically evidenced by providing appropriate documentation (such as an IRS Form W-8BEN-E). In addition, an intergovernmental agreement between the United States and the jurisdiction of a foreign financial institution may modify these rules.

The withholding obligations described above generally apply to payments of interest on the Debentures, and on or after January 1, 2019, will apply to Debenture principal payments and payments of gross proceeds from a sale or other disposition (including a redemption) of the Debentures. You are urged to consult your own tax advisers regarding FATCA and the application of these requirements to your investment in the Debentures.

UNDERWRITING (Conflicts of Interest)

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives (the “representatives”) of the underwriters named below (the “underwriters”). Subject to the terms and conditions contained in the underwriting agreement between us and the underwriters, we have agreed to sell the Debentures to the underwriters, and the underwriters have severally agreed to purchase the Debentures, in the respective principal amounts of the Debentures set forth after their names below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the Debentures if any are purchased.

Underwriters	Principal Amount of 2018 A Debentures	Principal Amount of 2018 B Debentures
Barclays Capital Inc.	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.

Total	$	$

The underwriters are offering the Debentures, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel, including the validity of the Debentures, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised the Company that they propose to offer the Debentures directly to the public at the public offering prices set forth on the cover page of this prospectus supplement, and may offer the Debentures to certain securities dealers at such prices less a concession not to exceed     % of the principal amount of the 2018 A Debentures and     % of the principal amount of the 2018 B Debentures. The underwriters may allow, and such dealers may reallow, a concession not to exceed     % of the principal amount of the 2018 A Debentures and     % of the principal amount of the 2018 B Debentures to certain brokers and dealers. After the Debentures are released for sale to the public, the offering prices and other selling terms may from time to time be varied by the underwriters.

The Debentures are new issues of securities with no established trading market. We do not intend to apply for the listing of the Debentures on any securities exchange or for quotation of the Debentures on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Debentures after completion of this offering. However, the underwriters are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Debentures or that an active public trading market for the Debentures will develop. If an active public trading market for the Debentures does not develop, the market prices and liquidity of the Debentures may be adversely affected.

In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell Debentures in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater total principal amount of Debentures than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of Debentures while this offering is in progress.

The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting discount because the underwriters have repurchased Debentures sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the Debentures. As a result, the prices of the Debentures may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The Company expects to have an estimated $2,000,000 of expenses (excluding the underwriting discounts) in connection with this offering.

Settlement

It is expected that delivery of the Debentures will be made against payment for the Debentures on or about the date specified on the cover page of this prospectus, which is the third business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+3”). Under Rule 15(c)6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the Debentures who wish to trade the Debentures on the date of this prospectus supplement will be required, by virtue of the fact that the Debentures initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers who wish to trade the Debentures on the date of this prospectus supplement should consult their own advisors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, the underwriters and/or their respective affiliates have in the past and may in the future provide us and our affiliates with financial advisory and other services for which they have and in the future will receive customary fees. The underwriters or their affiliates have a lending relationship with us. In particular, certain affiliates of the underwriters participate in our revolving credit arrangements.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain other of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Debentures offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Debentures offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we anticipate repaying using net proceeds received by us from the sale of the Debentures. See “Use of Proceeds,” above. We understand that if an underwriter and its affiliates were to receive 5% or more of the net proceeds, such underwriter would be required to conduct its distribution of the Debentures in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc.

NOTICES TO INVESTORS

No Public Offering Outside the United States

Other than in the United States, no action has been taken by us that would permit a public offering of the Debentures offered by this prospectus in any jurisdiction where action for that purpose is required. The Debentures offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Debentures be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Debentures offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of the Debentures in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Debentures. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Each person in a Member State of the EEA to whom any offer of Debentures is made or who receives any communication in respect of, or who initially acquires any Debentures under, the offers to the public contemplated in this prospectus supplement, or to whom the Debentures are otherwise made available will be deemed to have represented, warranted and agreed to and with each of the underwriters and us that it and any person on whose behalf it acquires Debentures as a financial intermediary, as that term is defined in Article 3(2) of the Prospectus Directive, is: (i) a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (ii) not a “retail investor” as defined above.

United Kingdom

In the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FSMA”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the FSMA (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Japan

The Debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement and accompanying prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Debentures may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Debentures without disclosure to investors under Chapter 6D of the Corporations Act.

The Debentures applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Debentures must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The Debentures may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and that are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the Debentures and certain other related legal matters will be passed upon for Con Edison of New York by Elizabeth D. Moore, Esq., Senior Vice President and General Counsel, and by Shearman & Sterling LLP, New York, New York. Certain legal matters in connection with the Debentures will be passed upon for the underwriters by Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166. Hunton Andrews Kurth LLP has from time to time performed and may perform legal services for the Company or its affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Consolidated Edison Company of New York, Inc.

Debt Securities

Cumulative Preferred Stock ($100 Par Value)

We may offer and sell our unsecured debt securities and our Cumulative Preferred Stock ($100 Par Value) from time to time. We will establish the specific terms of each series of our debt securities and Cumulative Preferred Stock we offer, their offering prices and how they will be offered at the time we offer them, and we will describe them in one or more supplements to this prospectus. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement. You should read this prospectus and the related prospectus supplement before you invest in our securities.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We may sell our securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is August 6, 2015.

i

RISK FACTORS

Our businesses are influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. These risk factors include those described in the documents that are incorporated by reference in this prospectus (see “Incorporation by Reference,” below), and could include additional uncertainties not presently known to us or that we currently do not consider to be material. Before making an investment decision, you should carefully consider these risks as well as any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement for our securities that we have filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. We may use this prospectus to offer and sell from time to time any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will file with the Commission a supplement to this prospectus that will describe the specific terms of that offering. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the applicable prospectus supplement. The prospectus supplement may also add, update or change the information contained in this prospectus, including information about us. If there is any inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. Before you invest, you should carefully read this prospectus, the applicable prospectus supplement and the information contained in the documents we refer to in this prospectus under “Where You Can Find More Information.”

This prospectus and any accompanying prospectus supplement contain and incorporate by reference information that you should consider when making your investment decision. We have not authorized anyone else to provide you with any additional or different information. If anyone provides you with such additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that information appearing in this prospectus, any prospectus supplement and the documents incorporated by reference therein and in any related written communication that we provide or authorize is accurate only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

References in this prospectus to the terms “we,” “us” or other similar terms mean Consolidated Edison Company of New York, Inc., unless the context clearly indicates otherwise. We are also referred to in this prospectus as Con Edison of New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Commission and these filings are publicly available through the Commission’s website (http://www.sec.gov). You may read and copy materials that we have filed with the Commission at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330.

This prospectus, which includes information incorporated by reference (see “Incorporation by Reference,” below), is part of a registration statement on Form S-3 we have filed with the Commission relating to our securities. As permitted by the Commission’s rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the Commission.

You should read the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the Commission’s public reference room or through its Internet website.

You may obtain a free copy of our filings with the Commission by writing or telephoning us at our principal executive offices: Corporate Secretary, Consolidated Edison Company of New York, Inc., 4 Irving Place, New York, New York 10003 (Telephone No.: 212-460-3331). The filings are also available through the Investor Information section of our website: www.coned.com. The information on our website is not incorporated into this prospectus by reference, and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus information we file with them. This means that we can disclose important information to you by referring you to documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information we incorporate by reference is considered to be an important part of this prospectus. Information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supercede this information.

We are incorporating by reference into this prospectus the following Con Edison of New York documents that we have filed with the Commission:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015; and

•	Current Reports on Form 8-K, dated January 15, 2015, April 20, 2015, May 18, 2015 and July 16, 2015.

We are also incorporating by reference into this prospectus any additional documents that we subsequently file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the Commission’s rules) prior to the termination of the offering of the securities covered by the applicable prospectus supplement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any accompanying prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

CON EDISON OF NEW YORK

Con Edison of New York, incorporated in New York State in 1884, is a subsidiary of Consolidated Edison, Inc. (“Con Edison”) and has no significant subsidiaries of its own. Con Edison of New York provides electric service in all of New York City (except a part of Queens) and most of Westchester County, an approximate 660 square mile service area with a population of more than nine million. Con Edison of New York also provides gas service in Manhattan, the Bronx, parts of Queens and most of Westchester, and steam service in parts of Manhattan. All of the outstanding common stock of Con Edison of New York is owned by Con Edison.

USE OF PROCEEDS

Unless we inform you otherwise in a supplement to this prospectus, we anticipate using any net proceeds received by us from the sale of the securities for the funding of our construction expenditures, and for other general corporate purposes, including, among others, repayment of our short-term debt and repurchase, retirement or refinancing of our other securities. We may temporarily invest net proceeds prior to their use.

EARNINGS RATIOS

Our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and for the most recent year-to-date quarter-end period are included in the management’s discussion and analysis of financial condition and results of operations section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which are incorporated by reference in this prospectus.

Our ratio of earnings to combined fixed charges and preferred stock dividends for the six-month periods ended June 30, 2015 and 2014 and for each of the years 2010-2014 was:

For the Six Months Ended June 30, 2015	For the Six Months Ended June 30, 2014	2014	2013	2012	2011	2010
3.7	3.7	3.8	3.7	3.7	3.6	3.3

DESCRIPTION OF DEBT SECURITIES

The debt securities are expected to be issued under an Indenture, dated as of December 1, 1990, between Con Edison of New York and The Bank of New York Mellon (formerly known as The Bank of New York (successor as trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank (successor to The Chase Manhattan Bank (National Association))))), as Trustee (“Trustee”), as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 and a Second Supplemental Indenture, dated as of June 23, 2005 (such Indenture, as amended and supplemented, is herein referred to as the “Indenture”), copies of which are included as exhibits to the registration statement of which this prospectus is a part.

The debt securities to be issued under the Indenture will be unsecured general obligations of Con Edison of New York ranking equally and ratably in right of payment with the unsecured debt securities of Con Edison of New York issued under the Indenture that are not subordinated obligations of Con Edison of New York (“Subordinated Securities”) and the unsecured promissory notes of Con Edison of New York issued as collateral for, and in consideration of the net proceeds of, a like amount of tax-exempt revenue bonds issued by New York State Energy Research and Development Authority; provided, however, that if so provided in the prospectus supplement relating to a series of debt securities, the debt securities will be Subordinated Securities.

There is no requirement that future issues of debt securities of Con Edison of New York be issued under the Indenture, and Con Edison of New York will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issues of debt securities, in connection with future issues of such other debt securities. Any such other indenture or documentation would be described in a prospectus supplement or in a revision to this prospectus.

The Indenture does not specifically restrict the ability of Con Edison of New York to engage in transactions which could have the effect of increasing the ratio of debt to equity capitalization of Con Edison of New York or a successor corporation. For example, the Indenture does not limit the amount of indebtedness of Con Edison of New York, the payment of dividends by Con Edison of New York or the acquisition by Con Edison of New York of any of the equity securities of Con Edison or Con Edison of New York. The Indenture also permits Con Edison of New York to merge or consolidate or to transfer its assets, subject to certain conditions (see “Consolidation, Merger and Sale” below). Con Edison of New York must obtain approvals from state and/or federal regulatory bodies to merge or consolidate or, with limited exceptions, to issue securities or transfer assets.

The following summary of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, including the definitions therein of certain terms.

General: The Indenture provides that the debt securities offered and other unsecured debt securities of Con Edison of New York issued under the Indenture, without limitation as to aggregate principal amount (collectively the “Indenture Securities”), may be issued in one or more series, in each case as authorized from time to time by Con Edison of New York.

Reference is made to the prospectus supplement relating to the debt securities offered for any of the following terms not provided herein:

(1)	the title of the debt securities;

(2)	the aggregate principal amount of the debt securities;

(3)	the percentage of the principal amount representing the price for which the debt securities shall be issued;

(4)	the date or dates on which the principal of, and premium, if any, on the debt securities shall be payable;

(5)	the rate or rates (which may be fixed or variable) at which the debt securities shall bear interest, if any, or the method by which such rate or rates shall be determined;

(6)	if the amount of payments of the principal of, premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, the manner in which such amounts shall be determined;

(7)	the date or dates from which any such interest shall accrue, or the method by which such date or dates shall be determined, the dates on which any such interest shall be payable and any record dates therefor and the basis for the computation of interest, if other than a 360-day year consisting of twelve 30-day months;

(8)	the place or places where the principal of, and premium, if any, and interest, if any, on the debt securities shall be payable;

(9)	the price or prices at which, the period or periods, if any, within which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of Con Edison of New York;

(10)	the obligation, if any, of Con Edison of New York to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which the debt securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

(11)	whether the debt securities shall be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the Depositary for such Global Security or Global Securities;

(12)	if other than $1,000 or an integral multiple thereof, the denominations in which the debt securities shall be issued;

(13)	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity of the debt securities;

(14)	any deletions from or modifications of or additions to the Events of Default set forth in Section 6.01 of the Indenture pertaining to the debt securities;

(15)	the provisions, if any, relating to the defeasance of debt securities of a series prior to the maturity thereof pursuant to Section 12.02 of the Indenture (see “Satisfaction and Discharge of Indenture; Defeasance”);

(16)	the terms, if any, upon which Con Edison of New York may elect not to pay interest on an interest payment date;

(17)	the provisions, if any, relating to the subordination of the debt securities pursuant to Article 15 of the Indenture (see “Subordination”); and

(18)	any other terms of the debt securities not inconsistent with the provisions of the Indenture and not adversely affecting the rights of any other series of Indenture Securities then outstanding. (Section 2.03)

Con Edison of New York may authorize the issuance and provide for the terms of a series of Indenture Securities pursuant to a resolution of its Board of Trustees, and in an Officer’s Certificate, or any duly authorized committee thereof or pursuant to a supplemental indenture. The provisions of the Indenture described above permit Con Edison of New York, in addition to issuing Indenture Securities with terms different from those of Indenture Securities previously issued, to “reopen” a previous issue of a series of Indenture Securities and to issue additional Indenture Securities of such series.

The Indenture Securities will be issued only in registered form without coupons and, unless otherwise provided with respect to a series of Indenture Securities, in denominations of $1,000 and integral multiples thereof. (Section 2.02) Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities (see “Global Securities”). One or more Global Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Indenture Securities of the series to be represented by such Global Security or Global Securities. (Section 2.01) No service charge will be made for any transfer or exchange of Indenture Securities, but Con Edison of New York may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.05)

One or more series of the Indenture Securities may be issued with the same or various maturities at par or at a discount. Debt securities bearing no interest or interest at a rate which at the time of issuance is below the market rate (“Original Issue Discount Securities”) will be sold at a discount (which may be substantial) below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the prospectus supplement relating thereto.

Subordination: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be Subordinated Securities and the payment of the principal of, premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (defined below) to the extent set forth in the next paragraph. (Section 15.01)

In the event (a) of any distribution of assets of Con Edison of New York in bankruptcy, insolvency, reorganization or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of assets and liabilities of Con Edison of New York, except for a distribution in connection with a consolidation, merger, sale, transfer or lease permitted under the Indenture (see “Consolidation, Merger and Sale”), or (b) the principal of any Senior Indebtedness shall have been declared due and payable by reason of an event of default with respect thereto and such event of default shall not have been rescinded, then the holders of Subordinated Securities will not be entitled to receive or retain any payment, or distribution of assets of Con Edison of New York, in respect of the principal of, premium, if any, and interest on the Subordinated Securities until the holders of all Senior Indebtedness (or, in the circumstances described in the foregoing clause (b), all Senior Indebtedness due and payable by reason of such an event of default) receive payment of the full amount due in respect of the principal of, premium, if any, and interest on the Senior Indebtedness or provision for such payment on the Senior Indebtedness shall have been made. (Section 15.02)

Subject to the payment in full of all Senior Indebtedness, the holders of the Subordinated Securities shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness until all amounts owing on the Subordinated Securities shall be paid in full. (Section 15.03)

“Senior Indebtedness” means all indebtedness of Con Edison of New York for the repayment of money borrowed (whether or not represented by bonds, debentures, notes or other securities) other than the indebtedness evidenced by the Subordinated Securities and any indebtedness subordinated to, or subordinated on parity with, the Subordinated Securities. Senior Indebtedness does not include customer deposits or other amounts securing obligations of others to Con Edison of New York. (Section 15.01)

The Indenture does not limit the aggregate amount of Senior Indebtedness that Con Edison of New York may issue. As of June 30, 2015, approximately $12.2 billion of Senior Indebtedness was outstanding.

Redemption: If the prospectus supplement relating to a particular series of Indenture Securities so provides, such securities will be subject to redemption at the option of Con Edison of New York. Notice of any redemption of Indenture Securities shall be given to the registered holders of such securities not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of a series of Indenture Securities are to be redeemed, the Trustee shall select, in such manner as in its sole discretion it shall deem appropriate and fair, the Indenture Securities of such series or portions thereof to be redeemed. (Section 3.02)

Global Securities: The Indenture Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the prospectus supplement relating thereto. Unless and until it is exchanged in whole or in part for Indenture Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. (Sections 2.01 and 2.05)

The specific terms of the depositary arrangement with respect to any Indenture Securities of a series will be described in the prospectus supplement relating thereto. Con Edison of New York anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book entry registration and transfer system, the respective principal amounts of the Indenture Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary (“participants”). The accounts to be credited shall be designated by the underwriters through which such Indenture Securities were sold. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Indenture Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Indenture Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Indenture Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Payments of principal of, premium, if any, and interest, if any, on Indenture Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Indenture Securities. None of Con Edison of New York, the Trustee or any paying agent for such Indenture Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Indenture Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Con Edison of New York expects that the Depositary for Indenture Securities of a series, upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Con Edison of New York also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities registered in “street name,” and will be the responsibility of such participants.

If a Depositary for Indenture Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by Con Edison of New York within 90 days, Con Edison of New York will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing the Indenture Securities of such series. In addition, Con Edison of New York may at any time and in its sole discretion determine not to have any Indenture Securities of a series represented by one or more Global Securities and, in such event, will issue Indenture Securities of such series in definitive form in exchange for the Global Security or Global Securities representing such Indenture Securities. Further, if Con Edison of New York so specifies with respect to the Indenture Securities of a series, each person specified by the Depositary of the Global Security representing Indenture Securities of such series may, on terms acceptable to Con Edison of New York and the Depositary for such Global Security, receive Indenture Securities of the series in definitive form. In any such instance, each person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Indenture Securities of the series represented by such Global Security equal in principal amount to such person’s beneficial interest in the Global Security. The rules of the Depository Trust Company (“DTC”), which serves as the Depository for all of Con Edison’s outstanding Indenture Securities, provide that DTC will not effectuate withdrawals of securities from DTC’s book-entry system based upon a request from the issuer.

Payments and Paying Agents: Unless otherwise indicated in the prospectus supplement, payment of principal of and premium, if any, on Indenture Securities will be made against surrender of such Indenture Securities at The Bank of New York Mellon, Corporate Trust Division, 111 Sanders Creek Parkway, East Syracuse, NY 13057. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on Indenture Securities will be made to the person in whose name such Indenture Security is registered at the close of business on the record date for such interest. Unless otherwise indicated in the prospectus supplement, payments of such interest will be made at The Bank of New York Mellon, or by a check mailed to each holder of an Indenture Security at such holder’s registered address.

All moneys paid by Con Edison of New York to a paying agent for the payment of principal of, premium, if any, or interest, if any, on any Indenture Security that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to Con Edison of New York and the holder of such Indenture Security entitled to receive such payment will thereafter look only to Con Edison of New York for payment thereof. (Section 12.05) However, any such payment shall be subject to escheat pursuant to state abandoned property laws.

Consolidation, Merger and Sale: The Indenture permits Con Edison of New York, without the consent of the holders of any of the Indenture Securities, to consolidate with or merge into any other corporation or sell, transfer or lease its assets as an entirety or substantially as an entirety to any person, provided that: (i) the successor is a corporation organized under the laws of the United States of America or any state thereof; (ii) the successor assumes Con Edison of New York’s obligations under the Indenture and the Indenture Securities; (iii) immediately after giving effect to the transaction, no Event of Default (see “Default and Certain Rights on Default”) and no event that, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 11.02) The Indenture does not restrict the merger of another corporation into Con Edison of New York.

Modification of the Indenture: The Indenture contains provisions permitting Con Edison of New York and the Trustee, without the consent of the holders of the Indenture Securities, to execute supplemental indentures to, among other things, establish the form and terms of any series of Indenture Securities issuable thereunder by one or more supplemental indentures and to add to the conditions, limitations or restrictions to be observed by Con Edison of New York and to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision contained therein or to make such other provisions in regard to matters or questions arising under the Indenture as shall not be inconsistent with the provisions of the Indenture and shall not adversely affect the interests of the holders of the Indenture Securities. The Indenture also contains provisions permitting Con Edison of New York and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the Indenture Securities of any series at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to Indenture Securities of such series, or modifying in any manner the rights of the holders of the Indenture Securities of such series; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity, or the earlier optional date of maturity, if any, of any Indenture Security of a particular series or reduce the principal amount thereof or the premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or premium, if any, or interest thereon payable in any coin or currency other than that provided in the Indenture Security, without the consent of the holder of each Indenture Security so affected, or (ii) reduce the principal amount of Indenture Securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Indenture Securities of such series outstanding thereunder. (Sections 10.01 and 10.02)

Default and Certain Rights on Default: The Indenture provides that the Trustee or the holders of 25% or more in aggregate principal amount of Indenture Securities of a series outstanding thereunder may declare the principal of all Indenture Securities of such series to be due and payable immediately, if any Event of Default with respect to such series of Indenture Securities shall occur and be continuing. However, if all defaults with respect to Indenture Securities of such series (other than non-payment of accelerated principal) are cured, the holders of a majority in aggregate principal amount of the Indenture Securities of such series outstanding thereunder may waive the default and rescind the declaration and its consequences. Events of Default with respect to a series of Indenture Securities include (unless specifically deleted in the supplemental indenture or Board Resolution under which such series of Indenture Securities is issued, or modified in any such supplemental indenture):

(i)	failure to pay interest when due on any Indenture Security of such series, continued for 30 days;

(ii)	failure to pay principal or premium, if any, when due on any Indenture Security of such series;

(iii)	failure to perform any other covenant of Con Edison of New York in the Indenture or the Indenture Securities of such series (other than a covenant included in the Indenture or the Indenture Securities solely for the benefit of series of Indenture Securities other than such series), continued for 60 days after written notice from the Trustee or the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder;

(iv)	certain events of bankruptcy, insolvency or reorganization; and

(v)	any other Event of Default as may be specified for such series. (Section 6.01)

The Indenture provides that the holders of a majority in aggregate principal amount of the Indenture Securities of any series outstanding thereunder may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the Trustee with respect to Indenture Securities of such series and may on behalf of all holders of Indenture Securities of such series waive any past default and its consequences with respect to Indenture Securities of such series, except a default in the payment of the principal of or premium, if any, or interest on any of the Indenture Securities of such series. (Section 6.06)

Holders of Indenture Securities of any series may not institute any proceeding to enforce the Indenture unless the Trustee thereunder shall have refused or neglected to act for 60 days after a request and offer of satisfactory indemnity by the holders of 25% or more in aggregate principal amount of the Indenture Securities of such series outstanding thereunder. Notwithstanding any other provision of the Indenture, however, the right of any holder of Indenture Securities of any series to enforce payment of principal of or premium, if any, or interest on the holder’s Indenture Securities when due shall not be impaired. (Section 6.04)

The Trustee is required to give the holders of Indenture Securities of any series notice of defaults with respect to such series (see Events of Default summarized above, exclusive of any grace period and irrespective of any requirement that notice of default be given) known to it within 90 days after the occurrence thereof, unless cured before the giving of such notice, but, except for defaults in payments of principal of, premium, if any, or interest on the Indenture Securities of such series, the Trustee may withhold notice if and so long as it determines in good faith that the withholding of such notice is in the interests of such holders. (Section 6.07)

Con Edison of New York is required to deliver to the Trustee each year an Officers’ Certificate stating whether such officers have obtained knowledge of any default by Con Edison of New York in the performance of certain covenants and, if so, specifying the nature thereof. (Section 4.06)

Concerning the Trustee: The Indenture provides that the Trustee shall, prior to the occurrence of any Event of Default with respect to the Indenture Securities of any series and after the curing or waiving of all Events of Default with respect to such series which have occurred, perform only such duties as are specifically set forth in the Indenture. During the existence of any Event of Default with respect to the Indenture Securities of any series, the Trustee shall exercise such of the rights and powers vested in it under the Indenture with respect to such series and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 7.01)

The Trustee may acquire and hold Indenture Securities and, subject to certain conditions, otherwise deal with Con Edison of New York as if it were not Trustee under the Indenture. (Section 7.04)

The Bank of New York Mellon, which is the Trustee under the Indenture, is a participating bank under Con Edison of New York’s revolving credit agreement, and is a depository for funds and performs other services for, and transacts other banking business with, Con Edison of New York in the normal course of business.

Satisfaction and Discharge of Indenture; Defeasance: The Indenture may be satisfied and discharged upon delivery of all outstanding Indenture Securities for cancellation or if all other Indenture Securities are to be paid within one year, at maturity or upon redemption, upon deposit with the Trustee of amounts sufficient for such payment and all other sums due under the Indenture. (Section 12.01) In addition, the Indenture provides that if, at any time after the date of the Indenture, Con Edison of New York, if so permitted with respect to Indenture Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) such amount of obligations issued or guaranteed by the United States of America as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay all sums due for principal of, premium, if any, and interest on the Indenture Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy the Indenture with respect to such series to the extent provided therein. (Section 12.02) The prospectus supplement describing the Indenture Securities of such series will more fully describe the provisions, if any, relating to defeasance of the Indenture with respect to such series.

Reports Furnished Securityholders: Con Edison of New York will furnish the holders of Indenture Securities copies of all annual financial reports distributed to its stockholders generally as soon as practicable after the mailing of such material to the stockholders. (Section 4.07)

DESCRIPTION OF CUMULATIVE PREFERRED STOCK

The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, Con Edison of New York’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”). Copies of the documents constituting the Certificate of Incorporation are exhibits to the registration statement of which this prospectus is a part.

The Cumulative Preferred Stock ($100 Par Value, the “Cumulative Preferred Stock”) is one of three classes of preferred stock authorized by the Certificate of Incorporation, the other two being $5 Cumulative Preferred Stock, without par value (the “$5 Preferred”), and Cumulative Preference Stock ($100 par value). As of the date of this prospectus, no shares of any such class of preferred stock are outstanding.

At the date of this prospectus, 6,000,000 shares of Cumulative Preferred Stock are authorized. Con Edison of New York’s Board of Trustees is authorized to fix the designations, preferences, privileges and voting powers of the shares of each series of the Cumulative Preferred Stock, except for provisions which are applicable to all shares of the Cumulative Preferred Stock irrespective of series. Generally, all series of Cumulative Preferred Stock shall rank equally and be identical except in certain respects, including dividend rights, redemption and sinking fund provisions, amounts payable on liquidation, dissolution or winding up of Con Edison of New York (“Liquidation”) and other provisions not inconsistent with provisions applicable to all shares of Cumulative Preferred Stock.

The issuance of any Cumulative Preferred Stock and any other preferred stock ranking equally with the Cumulative Preferred Stock in the payment of dividends or distribution of capital assets is subject to the requirement that after payment of all interest charges, Con Edison of New York’s consolidated net earnings for the fiscal year preceding the issue shall have been at least three times the total annual dividend requirements on all $5 Preferred and Cumulative Preferred Stock and all such other preferred stock to be outstanding after its issue.

Dividend Rights: The holders of the Cumulative Preferred Stock are entitled to receive, when, as and if declared by Con Edison of New York’s Board of Trustees, cumulative dividends from the date fixed therefor. The prospectus supplement will set forth the dividend rate and the quarterly payment dates for the series of Cumulative Preferred Stock offered. No dividends may be paid, or funds set apart for payment, on Con Edison of New York’s common stock until all dividends accrued on the Cumulative Preferred Stock shall have been paid, or declared and set apart for payment, for all prior dividend periods and the then current dividend period.

Redemption Provisions: The prospectus supplement shall set forth whether or not the series of Cumulative Preferred Stock offered shall be redeemable, and if made redeemable, the redemption price or prices per share, which prices, in each and every case, shall be a stated amount with respect to redemption during any specified period or periods, plus an amount equal to the dividends accrued and unpaid thereon to the date fixed for redemption, whether or not earned or declared.

The Certificate of Incorporation provides that Con Edison of New York may redeem any series of the Cumulative Preferred Stock which has been made redeemable, as a whole or in part, on not less than 30 nor more than 60 days’ notice to the holders of such series. There are no restrictions on the repurchase or redemption of the Cumulative Preferred Stock while there is arrearage in the payment of dividends thereon except that, if the series of Cumulative Preferred Stock offered is made redeemable, then upon redemption thereof (wholly or in part) provision must be made for payment of the redemption price together with an amount equal to all dividends accrued and unpaid thereon.

Sinking Fund Provisions: The prospectus supplement will set forth whether or not there shall be a sinking fund, or other fund analogous thereto, with respect to the series of Cumulative Preferred Stock offered.

Voting Rights: The Cumulative Preferred Stock has no right to vote except as otherwise required by law and except that, as provided in the Certificate of Incorporation, after such time as the $5 Preferred shall no longer be outstanding, the Cumulative Preferred Stock will entitle any holder thereof to one vote per share held and, in addition, will entitle the holders thereof to vote as a class at the next annual meeting to elect one less than a majority of Con Edison of New York’s Board of Trustees whenever the equivalent in amount to four full quarterly dividends on all shares of outstanding Cumulative Preferred Stock shall be in default and to elect a majority of Con Edison of New York’s Board of Trustees whenever eight full quarterly dividends shall be in default. The Certificate of Incorporation also provides that, without the consent of the holders of two-thirds of all outstanding shares of the Cumulative Preferred Stock, Con Edison of New York may not:

(a)	Create or authorize any kind of stock ranking prior to the Cumulative Preferred Stock with respect to the payment of dividends or upon Liquidation, whether voluntary or involuntary, or create or authorize any obligation or securities convertible into shares of any such kind of stock.

(b)	Amend, alter, change or repeal any of the express terms of the Cumulative Preferred Stock so as to affect the holders thereof adversely.

In addition, Con Edison of New York may not reclassify outstanding shares of any series of the Cumulative Preferred Stock so as to affect the holders of any series adversely without the consent of holders of two-thirds of the outstanding shares of each such series so affected.

Liquidation Rights: Before any distribution may be made to the holders of Con Edison of New York’s Cumulative Preference Stock ($100 par value) and common stock upon any Liquidation, the holders of each series of the Cumulative Preferred Stock then outstanding will be entitled to receive a sum per share payable upon the voluntary Liquidation and a sum per share payable upon the involuntary Liquidation, which sums shall be a stated amount (not less than $100), plus in each case an amount equal to the dividends accrued and unpaid thereon, whether or not earned or declared. The prospectus supplement will set forth such amounts for the series of Cumulative Preferred Stock offered. The Certificate of Incorporation provides that the sale, conveyance, exchange or transfer of all or substantially all of Con Edison of New York’s property, or the consolidation of Con Edison of New York with, or merger of Con Edison of New York into, any other corporation shall not be deemed a Liquidation. Sharing equally with any $5 Preferred, the Cumulative Preferred Stock will be entitled to receive upon any Liquidation, $100 per share, plus an amount equal to the dividends accrued and unpaid thereon, whether or not earned or declared.

Consolidation or Merger: The Certificate of Incorporation provides that, without the consent of the holders of a majority of all outstanding shares of the Cumulative Preferred Stock, Con Edison of New York shall not be a party to any consolidation or merger, except a consolidation or merger as a result of which (i) none of the rights or preferences of the Cumulative Preferred Stock will be adversely affected, and (ii) the corporation resulting from such consolidation or merger will have outstanding, after such consolidation or merger, no securities ranking prior to or equal to the Cumulative Preferred Stock other than securities in no greater amount and having no greater priorities, preferences or rights than the securities of Con Edison of New York outstanding immediately preceding such consolidation or merger.

Other Provisions: All shares of Cumulative Preferred Stock, when issued, will be fully paid and non-assessable.

The holders of the Cumulative Preferred Stock will have no preemptive rights or subscription rights.

PLAN OF DISTRIBUTION

We may offer the securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these or other methods of sale. We will identify the specific plan of distribution in a prospectus supplement including: (1) the identity of any underwriters, dealers, agents or direct purchasers and the amount of the securities underwritten or purchased by them and their compensation; (2) the initial offering price of the securities and the proceeds that we will receive from the sale of the securities; and (3) any securities exchange on which the securities will be listed.

It is anticipated that any underwriting agreement pertaining to any securities will (1) entitle the underwriters to indemnification by Con Edison of New York against certain civil liabilities under the Securities Act of 1933, as amended, or to contribution for payments the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all such securities if any are purchased. The underwriters or affiliated companies may engage in transactions with, or perform services for, Con Edison of New York and its affiliates in the ordinary course of business.

In connection with an offering made hereby, any underwriter may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with an offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or delaying a decline in the market price of the securities, and short positions created by the underwriters involve the sale by the underwriters of more securities than they are required to purchase from Con Edison of New York. The underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the underwriters if such securities are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

The anticipated date of delivery of the securities will be as set forth in the prospectus supplement relating to the offering of the securities.

LEGAL MATTERS

Unless otherwise set forth in a prospectus supplement, the validity of the securities and certain other related legal matters will be passed upon for Con Edison of New York by Elizabeth D. Moore, Esq., Senior Vice President and General Counsel. Certain legal matters in connection with the securities will be passed upon for any underwriters by Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166. Hunton & Williams LLP from time to time has performed and may perform legal services for Con Edison of New York or its affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Report of Management on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.